Exhibit 10.4

US SENSOR SYSTEMS INC.

AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

This Amended and Restated Investors Rights Agreement (the “Agreement”) is entered into effective as of February 23, 2010, by and among US Sensor Systems Inc., a Delaware corporation (the “Company”), the holders of the Series A Preferred Stock of the Company whose names appear on the signature pages to this Agreement (collectively, the “Existing Purchasers”), and Acorn Energy, Inc., a Delaware corporation (“Acorn Energy”, and together with the Existing Purchasers, the “Purchasers”).

Background

A.           The Company and the Existing Purchasers entered into that certain Series A Preferred Stock Purchase Agreement, dated as of November 25, 2008 (the “Purchase Agreement”), pursuant to which the Company sold to such Purchasers shares of its Series A Preferred Stock (such shares of Series A Preferred Stock are collectively referred to in this Agreement as the “Series A Preferred”).

B.           The Company and the Existing Purchasers also entered into that certain Investors’ Rights Agreement dated November 25, 2008, (the “Existing Agreement”).

C.           The Company and Acorn Energy are parties to that certain Common Stock Option Purchase Agreement of even date herewith (the “Common Stock Option Purchase Agreement”).

D.           In order to induce Acorn Energy to enter into the Common Stock Option Purchase Agreement and to induce Acorn Energy to invest funds in the Company pursuant to the Common Stock Option Purchase Agreement, the Existing Purchasers and the Company hereby agree to execute and deliver this Agreement, amending, restating and replacing in its entirety the Existing Agreement with this Agreement.

E.           All terms not otherwise defined in this Agreement shall have the meanings set forth in the Purchase Agreement.

Agreement

NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

1.           Registration Rights.  The Company covenants and agrees as follows:

1.1           Definitions.  For purposes of this Section 1:

(a)           “Qualified Offering” means a firm commitment underwritten public offering pursuant to an effective registration statement under the Act and covering the offer and sale of Common Stock for the account of the Company to the public with aggregate gross proceeds to the Company of not less than five million dollars ($5,000,000.00) (before deduction for underwriter commissions and expenses) and at a price per share of at least four dollars and seventy-seven cents ($4.77) (as adjusted for stock splits, stock dividends and similar events).

(b)           “Register”, “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the “Act”), and the declaration or ordering of effectiveness of such registration statement or document;

(c)           “Registrable Securities” means the Common Stock, (i) issuable or issued upon exercise of the options granted pursuant to the Common Stock Option Purchase Agreement and that certain Capital Stock Option Purchase Agreement of even date herewith by and among the Company, Acorn Energy and certain other stockholders of the Company (the “Capital Stock Option Purchase Agreement”, and together with the Common Stock Option Purchase Agreement, the “Option Purchase Agreements”), (ii) issuable or issued upon conversion of the Series A Preferred issued pursuant to the Purchase Agreement and (iii) prior to the redemption of the Series A Preferred, any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, or as an antidilutive adjustment for, such Series A Preferred, excluding in all cases, however, (i) any Registrable Securities sold by a person in a transaction in which such person’s rights under this Section 1 are not assigned, or (ii) any Registrable Securities resold to the public pursuant to Rule 144 of the Act shall cease to be Registrable Securities upon such resale.

(d)           The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

(e)           “Purchaser” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.13 hereof; and

(f)           “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the Securities and Exchange Commission (the “SEC”) which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(g)           “Board of Directors” means the board of directors of the Company.

1.2           Request for Registration.

(a)           If the Company shall receive at any time after the earlier of (i) the third anniversary of the date of this Agreement or (ii) six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction) (the “Initial Registration”), a written request from the Purchasers holding at least twenty-five (25%) of the total Registrable Securities (the “Initiating Purchasers”) that the Company file a registration statement under the Act, then the Company shall promptly give written notice of such request to all Purchasers and shall, subject to the limitations of Section 1.2(b), use commercially reasonable efforts to effect as soon as practicable the registration under the Act of all Registrable Securities which the Purchasers request, within twenty (20) days of the mailing of such written notice by the Company, to be so registered.  The Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 1.2(a):

(i)                 Upon delivery by the Company, within 30 days after  receipt of a request for registration of securities pursuant to this Section 1.2, of notice to the Purchasers so requesting registration of the Company’s intention to file within 60 days of such notice a registration statement with respect to shares of its Common Stock to which the rights set forth in Section 1.3 below are applicable; or

(ii)                 After the Company has effected two registrations pursuant to this Section 1.2(a), and such registrations have been declared or ordered effective and not subsequently suspended or withdrawn.

(b)           If the Initiating Purchasers intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a).  In such event, the right of any Purchaser to include such Purchaser’s Registrable Securities in such registration shall be conditioned upon such Purchaser’s participation in such underwriting and the inclusion of such Purchaser’s Registrable Securities in the underwriting.  All Purchasers proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by mutual agreement of a majority in interest of the Initiating Purchasers and the Company.  Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Purchasers in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Purchasers shall so advise all Purchasers of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Purchasers thereof, including the Initiating Purchasers, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Purchaser participating in such underwriting; provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall be restricted so that in the event of any such reduction in Registrable Securities to be included in an underwriting, all other securities are first entirely excluded from the underwriting and registration, including, without limitation, all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company (or any subsidiary of the Company).  If any Purchaser disapproves of the terms of any such underwriting, such Purchaser may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement.  Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.  For any Purchaser that is a partnership, limited liability company, corporation or similar entity, the Purchaser and the partners, members, shareholders and stockholders of such Purchaser, or the estates and family members of any such partners, members, shareholders and stockholders and any trusts for the benefit of any of the foregoing persons, and for any Purchaser that is a corporation, the Purchaser and all corporations that are affiliates of such Purchaser, shall be deemed to be a single “Purchaser,” and any pro rata reduction with respect to such “Purchaser” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Purchaser,” as defined in this sentence.

1.3           Company Registration.  If the Company proposes to register any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Purchaser written notice of such registration.  Upon the written request of each Purchaser given within twenty (20) days after mailing of such written notice by the Company, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Act all of the Registrable Securities that each such Purchaser has requested to be registered.

1.4           Obligations of the Company.  Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)           Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for the earlier of one hundred twenty (120) days or until the distribution described in the Registration Statement has been completed.

(b)           Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

(c)           Furnish to the Purchasers such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)           Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Purchasers, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)           In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering.  Each Purchaser participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)           Notify each Purchaser covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the request of any such seller, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing.

(g)           Furnish, at the request of any Purchaser requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Purchasers requesting registration of Registrable Securities.

(h)           Cause such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

1.5           Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Purchaser that such Purchaser shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Purchaser’s Registrable Securities.

1.6           Expenses of Demand Registration.  All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Purchasers shall be borne by the Company (up to a maximum of twenty thousand dollars ($20,000.00)).

1.7           Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.3 for each Purchaser (which right may be assigned as provided in Section 1.13), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the reasonable fees and disbursements (up to a maximum of ten thousand dollars ($10,000.00)) of one counsel for the selling Purchasers (to be selected by them), but shall not be required to bear or pay any underwriting discounts and commissions relating to Registrable Securities.

1.8           Underwriting Requirements.  In connection with any offering under Section 1.3 involving an underwriting of shares being issued by the Company, the Company shall not be required to include any of the Purchasers’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company, but in no event will the amount of Registrable Securities of the selling Purchasers included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering (the Registrable Securities so included to be apportioned pro rata among the selling Purchasers according to the total amount of Registrable Securities entitled to be included therein owned by each selling Purchaser or in such other proportions as shall mutually be agreed to by such selling Purchasers) unless such offering is the initial public offering of the Company’s securities, in which case all Registrable Securities may be excluded.  For purposes of apportionment, any selling Stockholder which is a Purchaser of Registrable Securities and which is a partnership, limited liability company or corporation, the partners, members or stockholders of such Purchaser, or the estates and family members of any such partners, members or stockholders and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Stockholder”, and any pro rata reduction with respect to such “selling Stockholder” shall be based upon the aggregate amount of Registrable Securities owned by all entities and individuals included in such “selling Stockholder”, as defined in this sentence.

The Company shall have the right to include shares now or hereafter owned by the Company’s officers and employee directors that are not already, by virtue of this Agreement, deemed Registrable Securities (the “Management Shares”) in any registration pursuant to Section 1.3, provided, however, that all of the Management Shares shall be excluded from such registration before any Registrable Securities are excluded from such registration pursuant this Section 1.8.  If Management Shares are included in a registration pursuant to Section 1.3, each holder of Management Shares will be deemed a “Purchaser” (as that term is defined in Section 1 of this Agreement) for all purposes under this Agreement other than Sections 1.12, 1.13 and 3.

1.9           Delay of Registration.  No Purchaser shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10         Indemnification.  In the event any Registrable Securities are included in a registration statement under this Section 1:

(a)           The Company shall indemnify each holder of Registrable Securities, each of its officers, directors and partners, and the grantors and beneficiaries of any holder that is a trust, and such holder’s legal counsel and independent accountants, and each person controlling such holder within the meaning of Section 15 of the Act, with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or arising out of or on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of any rule or regulation promulgated under the Act or Securities Exchange Act of 1934 (the “1934 Act”) or state securities laws applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse such holder, each of its officers, directors and partners, and the grantors and beneficiaries of any holder that is a trust, and such holder’s legal counsel and independent accountants, and each person controlling such holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such holder or underwriter and stated to be specifically for use therein or clearly intended to be so used.

(b)           Each Purchaser shall, if Registrable Securities held by such Purchaser are included in the securities as to which such registration, qualification or compliance is being effected, severally and not jointly, indemnify the Company, each of its directors and officers and its legal counsel and independent accountants, each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Act, and each other such Purchaser, each of its officers and directors and each person controlling such Purchaser within the meaning of Section 15 of the Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document incident to any such registration, qualification or compliance, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Purchasers, such directors, officers, legal counsel, independent accountants, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Purchaser and stated to be specifically for use therein or clearly intended to be so used; provided, however, that the obligations of such Purchaser hereunder shall be limited to an amount equal to the net proceeds after expenses and commissions to such holder of Registrable Securities sold as contemplated herein.

(c)           Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to the ability of the indemnifying party to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d)           If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that, in no event shall any contribution by a Purchaser under this Section 1.10(d) exceed the net proceeds from the offering received by such Purchaser.  The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by the Purchaser hereunder exceed the net proceeds (after expenses and commissions) from the offering received by such Purchaser.

(e)           The obligations of the Company and Purchasers under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and shall survive any termination of this Agreement.

1.11           Reports Under Securities Exchange Act of 1934.  With a view to making available to the Purchasers the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Purchaser to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to use its commercially reasonable efforts to:

(a)           make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

(b)           take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Purchasers to utilize Form S-3 for the sale of their Registrable Securities;

(c)           file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act and make and keep public information available, as those terms are understood and defined in Rule 144 under the Act; and

(d)           furnish to any Purchaser, so long as the Purchaser owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Purchaser of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.12           Form S-3 Registration.  In case the Company shall receive from any Purchaser or Purchasers a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Purchaser or Purchasers (a “Form S-3 Registration”), the Company will:

(a)           promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Purchasers; and

(b)           as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Purchaser’s or Purchasers’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Purchaser or Purchasers joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.12: (i) if Form S-3 is not available for such offering by the Purchasers; or (ii) if the Purchasers, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (before deduction of any underwriters’ discounts or commissions) of less than one million dollars ($1,000,000.00).

(c)           If the Purchasers who request registration under this Section 1.13 intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.12 and the Company shall include such information in the written notice referred to in Section 1.12(a).  In such event, the right of any Purchaser to include such Purchaser’s Registrable Securities in such registration shall be conditioned upon such Purchaser’s participation in such underwriting and the inclusion of such Purchaser’s Registrable Securities in the underwriting.  All Purchasers proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by mutual agreement of a majority in interest of such Purchasers and the Company.  Notwithstanding any other provision of this Section 1.12, if the underwriter advises such Purchasers in writing that marketing factors require a limitation of the number of shares to be underwritten, then such Purchasers shall so advise all Purchasers of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Purchasers thereof in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Purchaser participating in such underwriting; provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall be restricted so that in the event of any such reduction in Registrable Securities to be included in an underwriting, all other securities are first entirely excluded from the underwriting and registration, including, without limitation, all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company (or any subsidiary of the Company).  If any Purchaser disapproves of the terms of any such underwriting, such Purchaser may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement.  Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.  For any Purchaser that is a partnership, limited liability company, corporation or similar entity, the Purchaser and the partners, members, shareholders and stockholders of such Purchaser, or the estates and family members of any such partners, members, shareholders and stockholders and any trusts for the benefit of any of the foregoing persons, and for any Purchaser that is a corporation, the Purchaser and all corporations that are affiliates of such Purchaser, shall be deemed to be a single “Purchaser,” and any pro rata reduction with respect to such “Purchaser” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Purchaser,” as defined in this sentence.

(d)           Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Purchasers.  All expenses incurred in connection with a registration requested pursuant to Section 1.12, including (without limitation) all registration, filing, qualification, printer’s and accounting fees and the reasonable fees and disbursements of one counsel for the selling Purchaser or Purchasers (up to a maximum of ten thousand dollars ($10,000.00)) and counsel for the Company, but excluding any underwriters’ discounts or commissions associated with Registrable Securities, shall be borne by the Company.  Registrations effected pursuant to this Section 1.12 shall not be counted as registrations effected pursuant to Sections 1.2 or 1.3, respectively.

1.13           Assignment of Registration Rights.  The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned by a Purchaser to a transferee or assignee who acquires any or all of such Purchaser’s shares, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

1.14           “Market Stand-Off” Agreement.  Each Purchaser hereby agrees that, during a period not to exceed 180 days following the effective date of a Qualified Offering of the Company, if requested by a managing underwriter of such Qualified Offering, it shall not sell or otherwise transfer or dispose of (other than to a donee who agrees to be similarly bound) any Common Stock of the Company held by it at any time during such period (except for the sale of Common Stock pursuant to such registration). The obligations of each Purchaser under this Section 1.14 are subject to the following conditions:  (i) the standoff agreement applies only to an underwritten offering pursuant the Initial registration, but not to Registrable Securities actually sold pursuant to such Initial Registration; (ii) all directors, officers, and holders of one percent (1.0%) of the Company’s outstanding capital stock, on an as-converted basis, are bound by substantially identical restrictions, and if any securities of the Company are to be excluded or released in whole or part from such restrictions, the underwriter shall so notify each Purchaser and each Purchaser shall be excluded or released, in proportionate amounts to the extent of the exclusion or release, prior to any other holder of Company’s securities; (iii) the underwriters’ lockup or standoff agreement by its terms permits transfers of Registrable Securities by any Purchaser to any affiliate of such Purchaser during the restricted period, provided that such affiliate executes a lock-up or standoff agreement substantively identical to that signed by the transferring Purchaser; and (iv) as to such 180 period, if during the last 17 days of such restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs, or prior to the expiration of the restricted period the Company announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, then, upon the request of the managing underwriter, to the extent required by any FINRA rules, the restrictions imposed by this Section 1.14 shall continue to apply until the end of the third trading day following the expiration of the 15-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event (provided that in no event shall the restricted period extend beyond 216 days after the effective date of the registration statement). In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Purchaser (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.  The obligations set forth in this Section 1.14 shall not apply to any Purchaser to the extent that such Purchaser owns less than 1% of the Company’s outstanding capital stock, on an as-converted basis.

1.15           Participation in Subsequent Registration Rights.  So long as Acorn Energy remains a stockholder of the Company, from and after the date of this Agreement, the Company shall not, without the prior written consent of Acorn Energy, enter into any agreement with any holder or prospective holder of any securities of the Company which would grant such holder or prospective holder registration rights in respect of Registrable Securities, unless the Company shall thereunder grant Acorn Energy registration rights identical to the most favorable registration rights provided to any other holder or prospective holder of any securities of the Company.

2.           Information Rights.

2.1           Inspection.  The Company shall permit each Purchaser, at such Purchaser’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times during normal business hours as may be requested by such Purchaser.

2.2           Delivery of Financial Statements.  The Company shall deliver to each Purchaser:

(a)           as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, unless otherwise waived by the vote of at least three-fourths of the members of the Board of Directors then in office, an unaudited balance sheet and unaudited statements of income and cash flows of the Company for such year, all in reasonable detail and setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year in a manner consistent with GAAP; provided that footnotes and schedule disclosure appearing in audited financial statements shall not be required; and

(b)           as soon as practicable, but in any event within forty-five (45) days after the end of each fiscal quarter of the Company, an unaudited balance sheet and an unaudited statement of cash flows of the Company as of the end of each such quarterly period, and an unaudited statements of income of the Company for such period and for the current fiscal year to date, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, and with a report from the Company’s Chief Executive Officer on the status of key business activities;

(c)           an updated summary table setting forth the capitalization of the Company within thirty (30) days of any modification of such capitalization information;

(d)           at least twenty (20) but no more than sixty (60) days prior to the redemption of any of such Purchaser’s shares of Series A Preferred in accordance with Article IV, Section 5 of the Amended and Restated Certificate of Incorporation, the most recent audited financial statements of the Company then available, which shall have been completed no earlier than one (1) year prior to the date on which the Company provides notice to the Purchasers of such redemption; and

(e)           within sixty (60) days after the end of each fiscal year, a business plan for the next year.

2.3           Termination of Information Rights.  The covenants set forth in Section 2.1 and 2.2 shall terminate as to Purchasers and be of no further force and effect upon (a) the closing of a Qualified Offering and (b) as to any Purchaser, on such date as such Purchaser no longer holds shares of Series A Preferred.

2.4           Directors and Officers Insurance.  Following the Initial Closing (as defined under the Purchase Agreement), the Company shall use its commercially reasonable efforts to obtain and maintain directors’ and officers’ insurance in the amount of at least $2,000,000; provided, however, that the amount may be reduced to $1,000,000 upon a 3/4 vote of the Board of Directors.

2.5           Confidentiality.  Each Purchaser agrees that such Purchaser will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Company, any confidential information obtained from the Company pursuant to the terms of this Agreement, unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 2.5 by such Purchaser), (ii) is or has been independently developed or conceived by such Purchaser without use of the Company’s confidential information or (iii) is or has been made known or disclosed to such Purchaser by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Purchaser may disclose confidential information (a) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (b) to any prospective purchaser of any Registrable Securities from such Purchaser as long as such prospective investor agrees to be bound by the provisions of this Section 2.5, (c) to any affiliate, director, partner, member, stockholder or wholly-owned subsidiary of such Purchaser in the ordinary course of business, as long as such affiliate, director, partner, member stockholder or wholly owned subsidiary of such Purchaser agrees to be bound by the provisions of this Section 2.5, or (d) as may otherwise be required by law, provided that such Purchaser takes reasonable steps to minimize the extent of any such required disclosure.  The Company, Acorn Energy, and the Existing Purchasers hereby acknowledge that Acorn Energy invests in numerous companies, some of which may be competitive with the Company’s business.  The Company, Acorn Energy and the Existing Purchasers agree that Acorn Energy shall not be liable for any claim arising out of, or based upon, (i) the investment by Acorn Energy in any entity competitive to the Company, (ii) actions taken by any officer, director or other representative of Acorn Energy to assist any such competitive company, whether or not such action was taken as a board member of such competitive company, or otherwise, and whether or not such action has a detrimental effect on the Company, unless such claim arises directly from the Acorn Energy’s misuse of confidential information in material breach of this Section 2.5.

3.           Purchasers’ Right of First Offer Upon Issuances of Securities by the Company.

3.1           Grant of Right.  The Company hereby grants, on the terms set forth in this Section 3, to each Purchaser, the right of first offer to purchase all or any part of such Purchaser’s pro rata share of the New Securities (as defined in Section 3.2) which the Company may, from time to time, propose to sell and issue.  The Purchasers may purchase the New Securities on the same terms and at the same price at which the Company proposes to sell the New Securities.  The pro rata share of each Purchaser, for purposes of this right of first offer, is the ratio of the total number of shares of Series A Preferred then held by such Purchaser to the total number of shares of Series A Preferred outstanding immediately prior to the issuance of the New Securities.

3.2           “New Securities” shall mean any capital stock of the Company, whether now authorized or not, and any rights, options or warrants to purchase said capital stock, and securities of any type whatsoever that are, or may become, convertible into said capital stock; provided that “New Securities” does not include (i) the Registrable Securities or shares issuable upon conversion thereof, (ii) securities offered pursuant to a registration statement filed under the Act in connection with a Qualified Offering, (iii) securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets of such corporation or other reorganization (other than acquisition of a wholly-owned subsidiary of the Company) which transaction has been approved by the Board of Directors by a vote of at least three-fourths of the members thereof then in office, (iv) all shares of Common Stock issued to employees, officers, directors, scientific advisors and consultants of the Company primarily for compensatory purposes pursuant to any plan or arrangement approved by the Board of Directors pursuant to any compensatory plan approved by the Board of Directors by a vote of at least three-fourths of the members thereof then in office, (v) all securities issued to in connection with research and development partnerships, licensing arrangements, equipment financings, corporate partnering, collaborative arrangements or similar transactions or to lending or leasing institutions pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors by a vote of at least three-fourths of the members thereof then in office, (vi) securities issued in connection with the Subsequent Closing pursuant to the Purchase Agreement, (vii) securities issued as a result of the anti-dilution provisions in the Amended and Restated Certificate of Incorporation of the Company, (viii) the 50,917 shares of the Company’s Common Stock issued to Acorn Energy on or about November 30, 2009, and/or (ix) securities issued in connection with the Option Purchase Agreements.

3.3           Notice.  In the event the Company proposes to undertake an issuance of New Securities, it shall give to the Purchasers written notice (the “Notice”) of its intention, describing the type of New Securities, the price, the terms upon which the Company proposes to issue the same, and a statement as to the number of days from receipt of such Notice within which the Purchasers must respond to such Notice.  The Purchasers shall have twenty (20) days from the date of receipt of the Notice to notify the Company of their intent to purchase any or all of the New Securities for the price and upon the terms specified in the Notice.  The Purchasers shall give written notice to the Company, state therein the quantity of New Securities to be purchased and forward payment for such New Securities to the Company, if immediate payment is required by such terms.  In any event, payment for such New Securities shall be made no later than thirty (30) days after the date of receipt of the Notice.

3.4           Oversubscription.  If any Purchaser fails to exercise its right of first offer to purchase all or any part of such Purchaser’s pro rata share of the New Securities in accordance with subsection 3.3 above, the Company shall promptly give notice (the “Second Participation Notice”) to other Purchasers who exercised such rights in accordance with subsection 3.3 above.  Such other Purchasers shall have five (5) days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its pro rata share of the New Securities, stating the number of the additional New Securities it proposes to buy. Such notice may be made by telephone if confirmed in writing within in two (2) days.  If as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, the oversubscribing Purchasers will be cut back by the Company with respect to their oversubscriptions to that number of remaining New Securities equal to the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction the numerator of which is the number of Registrable Securities held by each oversubscribing Purchasers notified and the denominator of which is the total number of Registrable Securities held by all the oversubscribing Purchasers.  Each oversubscribing Purchaser shall be obligated to buy such number of additional New Securities as determined by the Company pursuant to this subsection 3.4 and the Company shall so notify the oversubscribing Purchasers within fifteen (15) days of the date of the Second Participation Notice.

3.5           Sale of Shares; Reinstatement of Right.  Upon the expiration of the Second Participation Period, or in the event no Purchasers exercise the oversubscription right under subsection 3.4 above, the Company shall have sixty (60) days following the delivery of the Notice to sell, or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within fifteen (15) days from date of said agreement) to sell, the New Securities respecting which the Purchasers’ rights were not exercised, at a price and upon general terms no more favorable to the purchasers thereof than specified in the Notice.  In the event the Company has not agreed to sell the New Securities within said sixty (60) day period (or sold and issued New Securities in accordance with the foregoing within fifteen (15) days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Purchasers in the manner provided above.

3.6           Termination of Rights.  The right of first offer granted under this Section 3.1 shall expire upon (a) the closing of (and shall not apply to ) a Qualified Offering, (b) as to any Existing Purchaser, on such date as such Purchaser no longer holds shares of Series A Preferred, and (c) as to Acorn Energy, on such date as Acorn Energy holds less than 50,000 shares of Common Stock of the Company.

4.      Board Matters

4.1           Board of Directors’ Approval.  In addition to any other rights provided by law, the Company shall not, without first obtaining the affirmative vote of the Board of Directors, including approval by at least three-fourths of the members thereof then in office:

(a)           incur any indebtedness or issue any bonds, notes or other obligations above fifty thousand dollars ($50,000.00) in the aggregate in any one (1) year period; provided, however, that no obligations which are considered securities or are convertible to securities may be incurred without a 3/4 vote of the Board;

(b)           directly or indirectly pay or declare any dividend or make any distribution upon shares of capital stock;

(c)           purchase any capital stock or other interest in, or any material portion of the assets of, any other entity;

(d)           approve any operating or capital budget, or make any capital expenditure not in the capital budget approved by the Board above ten thousand dollars ($10,000.00) in the aggregate in any one (1) year period;

(e)           directly or indirectly redeem or repurchase any shares of capital stock except as otherwise provided in the Amended and Restated Certificate of Incorporation;

(f)           issue options to directors or officers of the Company; or adopt or alter any equity or other incentive or bonus plan for any directors or officers of the Company;

(g)           terminate, hire or otherwise change the duties or salaries (including bonuses) or benefits of the key officers of the Company;

(h)           Issue any shares of stock or options to purchase stock in the Company;

(i)           Amend the Certificate of Incorporation;

(j)           Amend the By Laws; or

(k)           Sell any substantial portion of the assets of the Company other than in the ordinary course of business.

4.2           Other Board Matters.

(a)           The Company’s operating budget for each fiscal year must be approved by the Board of Directors at least thirty (30) days prior to commencement of the fiscal year.

(b)           The Board of Directors shall convene, either physically or by telephone conference, at least once per calendar quarter, unless otherwise agreed by a vote of 3/4 of the of Directors.

4.3           Termination of Covenants.  The covenants set forth in Sections 4.1 and 4.2 shall terminate and be of no further force and effect on such date as the Purchasers no longer hold shares of Series A Preferred.

5.           Miscellaneous

5.1           Notices.  Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, two business days after deposit with a recognized international messenger service such as FedEx, UPS or DHL or three days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the following address:  (a) if to the Company, at the address set forth on the signature page of this Agreement (or at such other address as the Company shall have furnished to the Purchasers in writing), attention of Chief Executive Officer and (b) if to a Purchaser, at the latest address of such person shown on the Company’s records.

5.2           Descriptive Headings.  The descriptive headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provisions hereof.

5.3           Governing Law.  This Agreement shall be governed by and interpreted under the laws of the State of California.

5.4           Expenses.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

5.5           Successors and Assigns.  Except as otherwise expressly provided in this Agreement, this Agreement shall benefit and bind the successors, assigns, heirs, executors and administrators of the parties to this Agreement.

5.6           Entire Agreement.  This Agreement, together with the Purchase Agreement, the Common Stock Option Purchase Agreement, the Capital Stock Option Purchase Agreement (as to the Company, solely in its capacity as “notice agent” thereunder), and that certain Stockholders’ Agreement of even date herewith by and among the Company and the Purchasers (the “Stockholders’ Agreement”), constitutes the full and entire understanding and agreement between the parties with regard to the subject matter of this Agreement; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date of this Agreement, all of which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

5.7           Separability; Severability.  Unless expressly provided in this Agreement, the rights of each Purchaser under this Agreement are several rights, not rights jointly held with any other Purchasers.  Any invalidity, illegality or limitation on the enforceability of this Agreement with respect to any Purchaser shall not affect the validity, legality or enforceability of this Agreement with respect to the other Purchasers.  If any provision of this Agreement is judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired.

5.8           Aggregation of Stock.  All shares of the Series A Preferred or Registrable Securities held, acquired by or transferred to affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

5.9           Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party hereto under this Agreement, shall impair any such right, power or remedy of the aggrieved party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach of default under this Agreement or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, or by law or otherwise afforded to the parties shall be cumulative and not alternative.

5.10           Interpretation. This Agreement shall be construed according to its fair language.  The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement.

5.11                      Waiver of Reliance among Purchasers.  Each Purchaser stipulates that it is not relying upon any person or entity other than the Company and its officers and directors in entering into this Agreement or investing in the Company, and specifically and without limitation is not relying on any other Purchaser or any other Purchaser’s controlling persons, members, stockholders, officers, directors, employees, agents, or professional advisers, or on any advice, representations, or work product of any of them.  Each Purchaser hereby waives any claim against, and covenants not to sue, any other Purchaser or the respective controlling persons, members, stockholders, officers, directors, employees, agents, or professional advisers of any Purchaser on account of any action heretofore or hereafter taken or omitted to be taken in connection with this Agreement or any transaction contemplated hereby.

5.12           Termination. Sections 2, 3 and 4 of this Agreement shall terminate upon the closing of a Qualified Offering.

5.13           Counterparts.  This Agreement may be executed in any number of counterparts (including by facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Investors Rights Agreement effective as of the date first above written.

US SENSOR SYSTEMS INC.

By:	/s/ James K. Andersen
James K. Andersen,
President and Chief Executive Officer

IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Investors Rights Agreement effective as of the date first above written.

/s/ Philip W. Colburn
Philip W. Colburn,
Trustee of the Philip W. Colburn Trust dtd 7/25/97

/s/ Michael Schwartz
Michael Schwartz,
Trustee of the Sarah Kalter Trust of 2004

/s/ Jeffery Paul
Jeffery Paul,
Trustee of the The Paul Family Trust dtd 12/15/97

ACORN ENERGY, INC.

By:	/s/ John A. Moore
John A. Moore,
President and Chief Executive Officer